Exhibit 99.2

C5 Acquisition Corporation Completes $287.5 Million Initial Public Offering

Washington, DC, Jan. 12, 2022 /Businesswire/ — C5 Acquisition Corporation (the “Company”), a special purpose acquisition company, announced the closing of its initial public offering of 28,750,000 units at a price of $10.00 per unit, including 3,750,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, on January 11, 2022. The units were listed on the New York Stock Exchange and began trading under the ticker symbol “CXAC.U” on January 7, 2022. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable public warrant. Each whole public warrant entitles the holder thereof to purchase one share of Class A common stock of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and public warrants are expected to be listed on the New York Stock Exchange under the symbols “CXAC” and “CXAC WS,” respectively.

The Company is led by CEO Robert Meyerson, former president of Blue Origin. Steve Demetriou, Chair and CEO of Jacobs Engineering (NYSE:J), will be the company’s Non-Executive Chair of the Board of Directors. The Company is a newly organized blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, consolidation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or companies. While the Company may pursue an initial business combination with any company in any industry, the Company intends to focus on businesses at the leading edge of national security innovation in three key sectors: Space, Cybersecurity and Energy Transition.

Cantor Fitzgerald & Co. and Moelis & Company LLC served as the joint book-running managers for this offering. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, c/o Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, NY 10022, or by e-mail at prospectus@cantor.com.

The registration statement relating to the securities became effective on January 6, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, statements that constitute “forward-looking statements,” including with respect to the initial public offering, the search for an initial business combination and the anticipated use of the net proceeds of the offering. No assurance can be given that the search for an initial business combination will be completed, or that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Contact:

C5 Acquisition Corporation

David Glickman

info@c5acquisitions.com